EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 (File No. TBD) of our audit report dated May 2, 2022, with respect to the balance sheets of Glucose Health, Inc. as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity, and cash flows for the each of the years in the two-year period ended December 31, 2021. Our report relating to those financial statements includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” within the Registration Statement.

Spokane, Washington

May 26, 2022